Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-258408

ZoomInfo Announces Secondary Offering of Shares of Class A Common Stock

VANCOUVER, WASHINGTON, August 3, 2021 — ZoomInfo Technologies Inc. (“ZoomInfo”) (NASDAQ: ZI) today announced that certain selling stockholders of ZoomInfo, including investment funds affiliated with TA Associates (“TA”), The Carlyle Group (“Carlyle”) and 22C Capital LLC (“22C Capital”) and an entity affiliated with ZoomInfo’s co-founders (together with TA, Carlyle and 22C Capital, the “Selling Stockholders”), intend to offer for sale, in an underwritten secondary offering, 20,000,000 shares of ZoomInfo’s Class A common stock pursuant to ZoomInfo’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders will receive all of the proceeds from this offering. No shares are being sold by ZoomInfo. The last reported sale price of ZoomInfo’s Class A common stock on August 2, 2021 was $54.78 per share.

Morgan Stanley is acting as the underwriter for the offering. The underwriter proposes to offer the shares of Class A common stock to the public at a fixed price, which may be changed at any time without notice.

A registration statement relating to these securities has been filed with the SEC and has become effective. This news release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities will be made only by means of a prospectus. Copies of the prospectus and any prospectus supplement may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

About ZoomInfo

ZoomInfo (NASDAQ: ZI) is a leading go-to-market intelligence platform for sales and marketing teams. Its platform delivers comprehensive and high-quality intelligence and analytics to provide sales and marketing professionals accurate information and insight on the organizations and professionals they target. Its software, insights, and data enable over 20,000 companies to sell and market more effectively and efficiently.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “can,”

“continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “target,” “trend,” “will,” “would” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Risk Factors” in ZoomInfo’s registration statement relating to this offering and ZoomInfo’s Annual Report on Form 10-K for the year ended December 31, 2020. Such factors may be updated from time to time in ZoomInfo’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in such filings. ZoomInfo undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

ZoomInfo Investor Contact:
Jeremiah Sisitsky
VP of Investor Relations
617-826-2068
IR@zoominfo.com

ZoomInfo Media Contact:
Rob Morse
Manager, Communications
541-556-9387
pr@zoominfo.com